Exhibit 10.7.2

HARMONY BIOSCIENCES HOLDINGS, INC.

ACKNOWLEDGMENT AND RELEASE AGREEMENT

January 20, 2023

John Jacobs

[REDACTED]

Dear John,

           As you know, Harmony Biosciences Holdings, Inc. (the “Company”) previously granted to you the awards of stock options (the “Options”) set forth on Exhibit A hereto under and pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) and the applicable Option agreements between you and the Company evidencing your Options (each, an “Option Agreement”). You are receiving this Acknowledgment and Release Letter Agreement (this “Agreement”) because your employment with the Company will terminate on January 20, 2023 (the “Termination Date”) and the Company desires to clarify how your Options will be treated in connection with such termination.

Post-Termination Exercise Period

Subject to your execution of this Agreement and to the terms and conditions set forth herein, notwithstanding anything to the contrary in the Plan or in any Option Agreement, the Vested Portion (as defined on Exhibit A) of your Options shall remain outstanding and exercisable until April 20, 2023 or, if earlier, until the expiration date set forth in the applicable Option Agreement (the “Option Amendment”).  Each of your Option Agreements will be deemed amended to the extent necessary to reflect the Option Amendment.

Release of Claims

Effective as of the date of your signature below, as a condition to receiving the Option Amendment, you, on behalf of yourself, and of your heirs, executors, administrators, successors, and assigns, hereby fully and forever release and discharge the Company and its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and its fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Releasees”) from any and all claims, causes of action, and liabilities of any nature, whether known or unknown or fixed or contingent, up through the date of your execution of this Agreement, which you now have or may hereafter have against the Releasees, arising out of or that are connected with your employment with, or separation or termination from, the Company and/or its affiliates or subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any employment policies, practices or procedures of the Company or any of its affiliates, subsidiaries or successors; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters); or any claim to receive a bonus pursuant to the Company’s 2022 annual bonus program (all of the foregoing collectively referred to herein as the “Claims”)).

This release and waiver applies to, and is intended to be a bar to, all causes of action that exist as of the date of this Agreement, whether known or unknown by you.  You specifically acknowledge that you are aware of and familiar with the provisions of California Civil Code Section 1542 (or any other laws of similar effect, domestic or foreign) which provide as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known to him or her, would have materially affected his or her settlement with the debtor or released party.”

You acknowledge that you may later discover causes of action or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, you hereby waive any causes of action that might arise as a result of such different or additional causes of action or facts.

You, in consideration of the Option Amendment, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver and release of all Claims you have or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act.  In accordance with the Older Worker’s Benefit Protection Act, you are hereby advised as follows:

i.	You have read the terms of this Agreement, and understand its terms and effects, including the fact that you agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this release;

ii.	you understand that, by entering into this Agreement, you do not waive any Claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement;

iii.	you have signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;

iv.	the Company advises you to consult with an attorney prior to executing this Agreement;

v.	you have been given at least 21 days in which to review and consider this Agreement. To the extent that you choose to sign this Agreement prior to the expiration of such period, you acknowledge that you have done so voluntarily, had sufficient time to consider the Agreement (including the release contained herein) and to consult with counsel and that you do not desire additional time and hereby waive the remainder of the 21-day period; and

vi.	you may revoke this release within seven days from the date you sign this Agreement and this Agreement will become effective upon the expiration of that revocation period. If you revoke this release during such seven-day period, this Agreement will be null and void and of no force or effect on either the Company or you, and you will not be entitled to the

Option Amendment. Any revocation must be in writing and sent to Audrey Murphy via electronic mail at amurphy@harmonybiosciencs.com, on or before 11:59 p.m. Eastern time on the seventh day after this Agreement is executed by you.

Unreleased Claims

You and the Company agree that this Agreement does not release claims or rights that cannot be released as a matter of law, including but not limited to: (i) Claims for the payment of earned but unpaid base salary through the Termination Date; (ii) Claims for the payment of any other vested or accrued amounts to which you are entitled under the express terms of any applicable employee benefit plan or program; (iii) Claims solely in your capacity as an equity holder of the Company; (iv) arising under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company; (v) any Claim that may not be waived as a matter of law; and (vi) your right to communicate with, cooperate with, or provide information to or making other disclosures (that are protected under the whistleblower provisions of applicable law or regulation) to any federal, state or local government regulator, including but not limited to, the Equal Employment Opportunity Commission, California Department of Fair Employment, Securities and Exchange Commission, Commodity Futures Trading Commission, and the Department of Justice. Nothing in this Agreement precludes you from entitlement to any monetary recovery awarded by the U.S. Securities and Exchange Commission or any similar federal, state or local agency in connection with any action asserted by such commission or agency.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit you from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding.  Pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Miscellaneous

You represent and warrant that there has been no assignment or other transfer of any interest in any Claim which you may have against the Releasees, or any of them, and you agree to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against you under this indemnity.

You agree that if you hereafter commence any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then you agree to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

You further understand and agree that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to you.

Entire Understanding

This Agreement contains the Company’s and your entire understanding regarding the Option Amendment and supersedes any and all prior understandings, representations and agreements (whether written or oral) regarding the subject matter of this Agreement.  Once effective and enforceable, this Agreement can only be changed by another written agreement signed by you and an authorized representative of the Company.  Should any provision of this Agreement be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.  This Agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).  This Agreement may be executed in counterparts and by .pdf, facsimile or other electronic means and, when so executed, will have the same force and effect as an original, and constitute a binding agreement on each of the parties hereto.

[Signature Page Follows]

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Agreement by signing and dating this Agreement in the space provided below and returning the signed Agreement to Audrey Murphy.

HARMONY BIOSCIENCES HOLDINGS, INC.

By:   /s/ Audrey Murphy

Name:  Audrey Murphy

Title:  Vice President, Human Resources

ACKNOWLEDGED AND AGREED:

By:  /s/ John Jacobs

Print Name: John Jacobs

Date: January 20, 2023

Exhibit A

Options

Grant Date	Exercise Price	Number of Shares of Common Stock Underlying Option on Grant Date	Number of Vested and Unexercised Shares of Common Stock Underlying Option on Separation Date (1)	Number of Unvested Shares of Common Stock Underlying Option on Separation Date (2)	Type
10/2/17	$8.22	314,752	114,752	0	Non-Qualified Stock Option
10/1/18	$8.22	121,728	97,382	24,346	Non-Qualified Stock Option
3/4/20	$8.22	38,160	15,264	22,896	Non-Qualified Stock Option

(1)	The number of shares of the Company’s common stock shown in this column shall be referred to herein as the “Vested Portion.”

(2)	The number of unvested shares of Common Stock subject to the applicable Option will be cancelled and forfeited as of the Termination Date without consideration therefor.